# CERTIFICATE OF DESIGNATION OF SERIES P2 CONVERTIBLE PREFERRED STOCK OF NATURALSHRIMP INCORPORATED

The following is a statement of the powers, designations, preferences, limitations, restrictions and relative rights of a series of preferred stock of NaturalShrimp Incorporated., a Nevada corporation (the "Company"), as authorized on March 17, 2026, by the board of directors of the Company (the "Board"), for the purposes of establishing a series of the Company's authorized preferred stock, $.0001 par value per share ("Preferred Stock"), designated as Series P2 Convertible Preferred Stock, and fixing the relative rights and preferences thereof:

## 1. DESIGNATION AND NUMBER

A series of Preferred Stock designated as "Series P2 Preferred Stock" is hereby established. The number of authorized shares of Series P2 Preferred Stock shall initially be **20,000,000 (Twenty Million**) shares. Series P2 shall rank junior to the Series P Preferred Stock in all ways but senior to all other classes of Preferred Stock.

## 2. DIVIDENDS

Holders of Series P2 Preferred Stock shall be entitled to receive dividends when and if declared by the Board and shall be senior to the dividend rights of any other outstanding class of Preferred Stock except for the Series P Preferred Stock.

## 3. LIQUIDATION RIGHTS

Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the then outstanding shares of Series P2 Preferred Stock shall be entitled to receive out of the assets of the Company the sum of $0.0001 per share before any payment or distribution shall be made on the Common Stock, or any other class of capital stock of the Company ranking junior to the Series P2 Preferred Stock.

(a) The sale, conveyance, exchange or transfer (for class, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Company shall be deemed a dissolution, liquidation or winding up of the Company for purposes of this Section 3, but the merger, consolidation, or other combination of the Company into or with any other corporation, or the merger, consolidation, or other combination of any other corporation into or with the Company, shall not be deemed a dissolution, liquidation or winding up, voluntary or involuntary, for purposes of this Section 3. As use herein, the "merger, consolidation, or other combination" shall include, without limitation, a forward or reverse triangular merger, or stock exchange of the Company and any of its subsidiaries with any other corporation.

After payment to the holders of shares of the Series P2 Preferred Stock of the full preferential amounts fixed by this Section 3 for shares of the Series P2 Preferred Stock, the holders of the Series P2 Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

(c) In the event the assets of the Company available for distribution to the holders of the Series P2 Preferred Stock upon dissolution, liquidation or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 3, no distribution shall be made on account of any shares of a class or series of capital stock of the Company ranking on a parity with the shares of the Series P2 Preferred Stock, if any, upon such dissolution liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of the Series P2 Preferred Stock, ratably, in proportion to the full distributive amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

## 4. CONVERSION OF SERIES P2 PREFERRED STOCK.

(a) Conversion Option. The holders of Series P2 Preferred Stock shall have the right to convert the shares of Series P Preferred Stock into shares of the Company's common stock (the "Common Stock") at a conversion rate of 1 share of Common Stock for each share of Series P2 Preferred Stock

(b) Mechanics of Conversion. If the holders elect to convert the Series P2 Preferred Stock, they shall deliver three (3) days' written notice thereof ("Notice of Conversion") to the Company, which Notice of Conversion shall indicate (i) the number of shares of Series P2 Preferred Stock that the holder is electing to convert or is required to convert, (ii) the Conversion Date under and (iii) the manner and the place designated for the surrender of the certificate or certificates representing the shares to be converted. The Company shall issue or cause to be issued the Common Stock issuable upon conversion within ten (10) business days.

## 5. VOTING

### 5.1 General Voting

Except as otherwise required by Nevada law or expressly provided herein, the Series P2 Preferred Stock shall vote together with the common stock as a single class on all matters submitted to a vote of stockholders, with each share of Series P2 Preferred Stock representing 5 voting shares of Common Stock.

## 6. PROTECTIVE PROVISIONS

So long as any shares of Series P2 Preferred Stock are outstanding, the Company shall not, without the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Series P Preferred Stock:

(a) amend, alter, or repeal any provision of the Articles or bylaws in a manner that adversely affects the rights, preferences, or privileges of the Series P2 Preferred Stock;

(b) authorize, create, or issue any class or series of capital stock that ranks senior to or on parity with the Series P2 Preferred Stock with respect to voting, liquidation, or dividends;

## 7. TRANSFERABILITY.

(a) The Series P2 Preferred Stock constitutes "restricted securities" as such term is defined in Rule 144(a)(3) under the Act and may only be disposed of in compliance with U.S. federal securities laws and applicable state securities or "blue sky" laws. Without limiting the generality of the foregoing, the Series P2 Preferred Stock may not be offered for sale, sold, transferred, assigned, pledged or otherwise distributed unless (i) subsequently registered thereunder, (ii) the holder of the Series P2 Preferred Stock shall have delivered to the Company an opinion of counsel reasonably acceptable to the Company, in a form generally acceptable to the Company, to the effect that such Series P2 Preferred Stock to be offered for sale, sold, transferred, assigned, pledged or otherwise distributed may be offered for sale, sold, transferred, assigned, pledged or otherwise distributed pursuant to an exemption from such registration, or (iii) the holder provides the Company and its legal counsel with assurance reasonably acceptable to the Company that such Series P2 Preferred Stock can be offered for sale, sold, transferred, assigned, pledged or otherwise distributed pursuant to Rule 144A promulgated under the Act;

(b) So long as is required by this Section 7, the certificates or other instruments representing the Series P2 Preferred Stock shall bear any legends as required by applicable state securities or "blue sky" laws, in addition to the following restrictive legend (and that a stop-transfer order shall be placed against transfer of such certificates):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

(c) The Company shall keep at its principal office, or at the offices of its transfer agent, a register of the Series P2 Preferred Stock. Upon the surrender of any certificate representing Series P2 Preferred Stock at such place, the Company, at the request of the record holder of such certificate, shall execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of shares represented by the certificate surrendered. Each new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the certificate surrendered and shall be substantially identical in form to the surrendered certificate.

## 8. NOTICES

Any notice required or permitted hereunder shall be in writing and delivered personally, by nationally recognized overnight courier, by certified mail (return receipt requested), or by electronic mail to the addresses on file with the Company's transfer agent or stock ledger. Notices

to the Company shall be addressed to the Company's Chief Executive Officer at the Company's principal executive office.

IN WITNESS WHEREOF, the Company has executed this Certificate of Designation as of the 17th day of March 2026.

NaturalShrimp Incorporated
By: Gerald Easterling
Name: Gerald Easterling
Title: CEO